Exhibit 99.1

MEDNAX Earns $1.15 Per Share for 2011 Second Quarter

Expects Third Quarter EPS of $1.15 to $1.20

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--August 2, 2011--MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, maternal-fetal, pediatric cardiology, other pediatric subspecialty and anesthesia physician services today reported earnings per share of $1.15 for the three months ended June 30, 2011.

MEDNAX’s results from operations for the 2011 second quarter include revenue growth of 12.7 percent and operating income growth of 13.4 percent compared to the prior-year period.

“We continue to generate strong financial results that are the product of the deliberate management of our national medical group,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “Our second quarter results also demonstrate the effectiveness of our model of successfully integrating acquired physician groups into our clinical and administrative infrastructure.”

For the three months ended June 30, 2011, MEDNAX generated net patient service revenue of $393.4 million up 12.7 percent from $349.1 million for the comparable prior-year period.

MEDNAX’s revenue growth attributable to contributions from recently acquired practices was 10 percent, while same-unit revenue grew by 2.7 percent for the 2011 second quarter when compared to the 2010 second quarter.

Same-unit revenue growth from reimbursement-related factors was 1.8 percent for the 2011 second quarter, and was due principally to increased payments received from third-party commercial payors as a result of the Company’s ongoing contract renewal processes. The percentage of services reimbursed under government programs increased slightly, 20 basis points, during the 2011 second quarter when compared to the prior-year period.

Same-unit patient volume grew by 0.9 percent for the 2011 second quarter when compared to the prior-year period and includes volume growth from pediatric cardiology, anesthesia, neonatal and other pediatric physician services, offset by a slight decline in patient volume for the Company’s maternal-fetal medicine services. For the 2011 second quarter, same-unit neonatal intensive care unit patient days increased by 0.4 percent when compared to the prior-year period.

Operating income for the 2011 second quarter was $93.1 million, up 13.4 percent from $82.1 million for the prior-year period while operating margin improved by 15 basis points, to 23.7 percent, on a year-over-year comparison. MEDNAX’s operating income growth continues to exceed revenue growth as the Company successfully integrates newly acquired physician group practices into its established operations infrastructure. For the 2011 second quarter general and administrative expenses declined by 37 basis points as a percent of revenue, to 10.9 percent when compared to the prior-year period.

MEDNAX’s net income grew by 13.3 percent for the 2011 second quarter, to $55.9 million from $49.4 million for the prior-year period. Earnings per share was $1.15 for the three months ended June 30, 2011, based on a weighted average 48.7 million shares outstanding, which compares with earnings per share of $1.04, based on a weighted average 47.5 million shares outstanding for the 2010 second quarter.

Through the first half of 2011, MEDNAX has generated revenue of $775.7 million, up 13.7 percent from $682.0 million for the prior-year period. Operating income for the six months ended June 30, 2011, grew by 15.9 percent to $168.8 million, up from $145.7 million for the first half of 2010. MEDNAX earned net income of $101.4 million, or $2.09 per share through June 30, 2011, based on a weighted average 48.5 million shares outstanding, which compares to net income of $87.6 million, or $1.85 per share based on a weighted average 47.4 million shares outstanding for the first half of 2010.

At June 30, 2011, MEDNAX had cash and cash equivalents of $24.0 million and net accounts receivable were $194.0 million. The Company had $66.0 million outstanding on its $350 million revolving credit facility at June 30, 2011.

During the 2011 second quarter, MEDNAX generated cash flow from operations of $95.3 million.

2011 Third Quarter Outlook

For the 2011 third quarter, MEDNAX expects that earnings will be in a range of $1.15 to $1.20 per share. This outlook assumes that total same-unit revenue for the three months ended September 30, 2011, will grow by 2 percent to 4 percent from the prior-year period. This same-unit growth forecast is expected to be evenly divided between patient volume growth across all MEDNAX physician specialties, and net reimbursement growth, including the mix of services reimbursed under commercial and government payor programs and improvements from commercial contract rates.

The outlook for the 2011 third quarter includes contributions from acquisitions completed through August 1, 2011.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., Eastern Time today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight Eastern Time August 16, 2011, by dialing 800-475-6701, access code 209457. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc., is a national medical group that comprises the nation's leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 300 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric critical care physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation's largest provider of newborn hearing screens. In 2007, the Company expanded into anesthesia services. Today, American Anesthesiology includes more than 750 anesthesiologists and advanced practitioners. MEDNAX, through its affiliated professional corporations, employs more than 1,675 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements which may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by MEDNAX's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX's most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled "Risk Factors", as well MEDNAX's current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands, except for per share data)

Net patient service revenue	$393,402	$349,094	$775,685	$682,021
Operating expenses:
Practice salaries and benefits	235,292	208,762	479,186	422,164
Practice supplies and other operating expenses	16,253	14,062	31,343	27,157
General and administrative expenses	42,702	39,164	84,500	77,263
Depreciation and amortization	6,032	5,006	11,813	9,786
Total operating expenses	300,279	266,994	606,842	536,370
Income from operations	93,123	82,100	168,843	145,651
Investment income	329	265	654	669
Interest expense	(988)	(1,118)	(1,899)	(1,828)
Income before income taxes	92,464	81,247	167,598	144,492
Income tax provision	36,523	31,889	66,201	56,871

Net income	$55,941	$49,358	$101,397	$87,621

Net income per common and common equivalent share (diluted)	$1.15	$1.04	$2.09	$1.85

Weighted average shares used in computing net income per common and common equivalent share (diluted)	48,730	47,528	48,547	47,398

Balance Sheet Highlights
(Unaudited)

	As of	As of
	June 30, 2011	December 31, 2010
	(in thousands)
Assets:
Cash and cash equivalents	$23,964	$26,251
Short-term investments	10,975	17,381
Accounts receivable, net	194,032	181,395
Other current assets	76,350	70,982
Goodwill, other assets, property and equipment	1,767,406	1,741,637
Total assets	$2,072,727	$2,037,646

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$159,110	$207,937
Total debt	66,578	146,681
Other liabilities	256,821	235,574
Total liabilities	482,509	590,192
Shareholders' equity	1,590,218	1,447,454
Total liabilities and shareholders' equity	$2,072,727	$2,037,646

CONTACT:
MEDNAX, Inc.
Bob Kneeley, 954-384-0175, x-5300
Vice President, Investor Relations
bob_kneeley@mednax.com